Exhibit 5.1

July 17, 2007

Scientific Learning Corporation
300 Frank H. Ogawa Plaza, Suite 200
Oakland, California 94612

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 17, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares of Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to your 1999 Equity Incentive Plan and your 1999 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have examined your Certificate of Incorporation, Bylaws, and such other corporate records, agreements, documents and other instruments as we deem relevant and necessary in connection with the opinions hereinafter set forth. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, it is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati,
Professional Corporation